Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 11th day of August, 2010 (the “Agreement Date”), by and between RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Company”), and STEPHEN E. CARLEY (“Executive”).

RECITAL

WHEREAS, on August 11, 2010, the Board of Directors (of the Company appointed Stephen Carley as the Chief Executive Officer of the Company and as a member of the Board effective on the Effective Date (as defined below);

WHEREAS, on August 11, 2010, the Compensation Committee of the Board (the “Compensation Committee”) approved and authorized the entry into this Agreement and the equity award grants specified in Section 3(d)(i) below with Executive; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Executive and the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

AGREEMENT

1.                                       Employment Period.  The Company, through its wholly-owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  The term of Executive’s employment hereunder shall be deemed to have commenced on September 13, 2010, unless Executive commences employment on an earlier date to be mutually agreed upon (the “Effective Date”), and shall continue indefinitely, subject to termination as provided herein (such term being referred to herein as the “Employment Period”).  RRI shall be the “employer” for tax, legal reporting, payroll processing and similar purposes.

2.                                       Position and Duties.

(a)                                  During the Employment Period, Executive shall be employed as and hold the title of Chief Executive Officer of the Company, with such duties, authorities and responsibilities that are customary for public company chief executive officer positions.  Executive will be the principal executive officer of the Company, and shall report to the Company’s Board of Directors, which will include interfacing with the Chair of the Company’s Board of Directors, and certain committees of the Board of Directors and their respective chairpersons from time to time (collectively, the “Board”).  The Board may assign Executive such other duties, authorities and responsibilities that are not inconsistent with his position as Chief Executive Officer of the Company.  Executive shall also become a member of the Board as of the Effective Date.  Thereafter, during the Employment Period, the Board shall nominate

Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements, or the current provisions of Section 6E of the Company’s Certificate of Incorporation as in effect at any time or from time to time.  During the Employment Period, Executive shall report only to the Board and all employees of the Company, RRI and the Company’s subsidiaries shall report to Executive or his designee.

(b)                                 During the Employment Period, Executive shall devote substantially all of his skill, knowledge and working time to the business and affairs of the Company and its subsidiaries; provided that in no event shall this sentence prohibit Executive from (i) performing personal, charitable, civic, educational, professional, community or industry activities (ii) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, and (iii) managing Executive’s passive personal investments, so long as such activities do not materially and adversely interfere with Executive’s duties for the Company or otherwise violate the terms and conditions of this Agreement or the Company’s policies in effect from time to time applicable to executive officers of the Company.  Executive shall perform his services at the Company’s headquarters, presently located in Greenwood Village, Colorado.

(c)                                  In his position as Chief Executive Officer, Executive shall, subject to the oversight of the Board and the “Authorization Limits” established from time to time by the Board, have full authority and responsibility to manage the operation of the Company’s restaurants and franchise system, including the hiring and discharge of employees of the Company and its subsidiaries, closing, selling, developing and opening restaurants as contemplated by the annual budget approved by the Board (the “Annual Plan”), establishing and administering the Company’s marketing plan, making improvements in and refurbishing the Company’s restaurants consistent with the capital expenditure budget in the Annual Plan, administering and managing the day-to-day operation of the restaurants, granting new franchises and administering and managing the franchise operations consistent with the Annual Plan.

3.                                       Compensation.

(a)                                  Base Salary.  During the Employment Period, Executive shall receive from the Company an annual base salary at the rate of $700,000, with such salary to be adjusted at such times, if any, and in such amounts as determined by the Board; provided, however, Executive’s annual base salary, even after any increases, shall not be decreased without Executive’s prior written consent unless the annual salaries of all other Executive Officers are proportionately decreased, but in no event shall the annual base salary be decreased (i) by more than ten percent (10%) from Executive’s highest annual base salary; (ii) on or following a Change in Control Event (as defined below but without any termination requirement applying for purposes of this clause (ii)); or (iii) during the one (1) year period commencing with the Effective Date.  Executive’s annual base salary shall be subject to annual review for increases by the Board during the Employment Term.  The Company shall pay the annual base salary to Executive in accordance with the Company’s and RRI’s normal payroll policy.  The annual base salary as determined herein from time to time shall constitute “Annual Base Salary” for purposes of this Agreement.

(b)                                 Signing Bonus.  Within ten business days following the Effective Date, the Company shall pay Executive a signing bonus in an amount of $550,000 (the “Signing Bonus”); provided, however, Executive shall repay the gross amount of the Signing Bonus ($550,000) if, prior to December 31, 2010, (i) Executive resigns without Good Reason or, (ii) is terminated for Cause.

(c)                                  Annual Incentive Compensation.  In addition to the Annual Base Salary, Executive is eligible to receive an annual cash bonus each fiscal year during the Employment Period as determined in accordance with the Company’s annual incentive plan and as approved by the Compensation Committee (the “Annual Bonus”).  For each fiscal year during the Employment Period, the Annual Bonus shall be targeted at not less than 100% of Executive’s Annual Base Salary (as prorated for partial years) (the “Target Bonus”).  The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their good faith discretion.  The Annual Bonus shall be paid during the first complete calendar year immediately following the fiscal year to which the Annual Bonus relates.

(d)                                 Equity Awards.

(i)                                     Inducement Grant.  On the Effective Date, the Company will grant the following equity awards to Executive pursuant to the Company’s Amended and Restated 2007 Performance Incentive Plan (the “Plan”): (A) performance-based restricted stock units having a target value of $400,000; (B) a number of non-qualified stock options that have a grant date fair value of $550,000, which shall vest as follows: (x) 25% on the one-year anniversary of the Effective Date; and (y) thereafter in equal monthly installments over the following three years; and (C) 20,000 time-vested restricted stock units, of which 25% shall vest on each of the first, second, third and fourth anniversaries of the Effective Date. The terms and conditions of such performance-based restricted stock units, time-vested restricted stock units and stock options will be substantially the same as the terms and conditions of comparable awards made under the Plan except as follows: (a) the stock price used to calculate appreciation under the performance-based restricted stock unit agreement shall be equal to the closing price of the Company’s common stock on The NASDAQ Global Select Market on the Effective Date; (b) the options shall expire within seven years from the date of grant; (c) any limitation with respect to 280G of the Internal Revenue Code of 1986, as amended (the “Code”) in the Plan or in any equity grant agreement shall not apply except as provided in Section 21 hereof; and (d) any time-vesting and/or continued service requirements of such performance-based restricted stock units, time-vested restricted stock units and stock options shall 50% vest upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason within the first twelve months following the Effective Date.

(ii)                                  Annual Equity Awards.  During the Employment Period, Executive shall be eligible to receive annual equity awards customarily granted in the first quarter of each fiscal year.  Annual equity awards granted under the Plan (or any successor plan), if any, shall only be made by the Compensation Committee in its good faith discretion.  The 2011 annual equity grant shall have a grant date fair value of not less than $400,000.  All future annual equity awards granted to Executive may be contingent on the attaintment of certain performance criteria established with respect to such award by the Compensation Committee in its good faith discretion.

(e)                                  Other Benefits.

(i)                                     Welfare and Benefit Plans.  During the Employment Period: (i) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and RRI to the same extent as other senior executive employees, including, among other things, participation in the Company’s Non-Qualified Deferred Compensation Plan; and (ii) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees.

(ii)                                  Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by Executive in carrying out Executive’s duties under this Agreement, provided that Executive complies with the policies, practices and procedures of the Company and RRI for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses (collectively referred to herein as “Expense Policies”).

(iii)                               Automobile Allowance.  During the Employment Period, Executive shall be paid a car allowance in the gross amount of $15,000 annually, which shall be payable in monthly installments.

(iv)                              Payment of Legal Fees.  The Company shall pay or Executive shall be reimbursed for his reasonable legal fees incurred in connection with negotiating and drafting this Agreement up to a maximum of $30,000.

(v)                                 Moving and Relocation Expenses.  It is expected that Executive shall reside permanently in the Denver, Colorado metropolitan area on or before the date which is six months from the Effective Date.  Employer will pay on Executive’s behalf relocation expenses as set forth below (inclusive of the Relocation Gross-Up (as defined below)) (“Relocation Expenses”), subject to Employer’s customary payroll practices and legal requirements regarding withholding.  The Company shall also provide Executive with a tax gross-up for applicable federal, state and local taxes paid by Executive in connection with the reimbursement provided under this Section 3(e)(v) and the tax gross-up payment itself (the “Relocation Gross-Up”).  The Relocation Gross-Up shall be paid no later than April 15th of the year following the year to which such taxable income relates.  The Relocation Expenses shall include (i) any brokerage commissions incurred in the sale of Executive’s current home (up to 6% of the sales price of Executive’s current home), (ii) new loan financing fees, (iii) up to one “point on a new mortgage loan, and

(iv) other costs associated with buying or selling a home in an amount not to exceed $30,000.  In addition, Relocation Expenses shall be provided for (i) reasonable expenses actually incurred by Executive to move personal effects from Los Angeles, California to the Denver, Colorado metropolitan area, (ii) reasonable costs incurred for four round trips to Denver, Colorado from Los Angeles, California to search for a home, and (iii) reimbursement for rent, electricity, gas and water expenses actually incurred by Executive for interim housing in the Denver, Colorado metropolitan area for a period of up to six months commencing on the Effective Date or such earlier date as Executive is no longer incurring such interim housing expenses.  Notwithstanding the foregoing, Relocation Expenses shall not include “loss on sale” protection for Executive’s current home.  The Company’s total reimbursement obligation in respect of the Relocation Expenses shall not exceed $425,000.  If Executive terminates his employment without Good Reason or is terminated by the Company for Cause prior to December 31, 2011, Executive shall be required to repay the Company the gross amount of the Relocation Expenses incurred pursuant to this Section 3(e)(v) within forty-five days of the termination date.  Executive shall submit promptly to the Company receipts and other applicable documentation evidencing the Relocation Expenses, and the Company shall remit payment for such Relocation Expenses in accordance with its standard accounts payable practices, but in any event no later than one month after the date Executive submits such documentation.

(vi)                              Vacation.  Executive shall be entitled to no less than four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to executive officers as in effect from time to time.

(f)                                    Reservation of Rights.  The Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in subsections (e)(i) and (ii) above at any time without recourse by Executive so long as such action is taken with respect to senior executives generally and does not single out Executive.

4.                                       Termination.

(a)                                  Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  If the Company determines in good faith that the Disability of Executive has occurred, it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties.

(b)                                 Cause.  The Company may terminate Executive’s employment at any time for Cause.

(c)                                  By the Company without Cause.  The Company may terminate Executive’s employment at any time without Cause by delivery of not less than thirty (30) days’ advance written notice to Executive of the effective date of termination.

(d)                                 By Executive for Good Reason.  Executive may terminate his employment at any time for Good Reason by delivery of not less than thirty (30) days’ advance written notice to the Company of the effective date of termination.

(e)                                  Change in Control Event.  Executive’s employment shall terminate upon the occurrence of a Change in Control Event.

(f)                                    Obligations of the Company Upon Termination.

(i)                                     Death or Disability.  If Executive’s employment is terminated by reason of Executive’s Death or Disability, Executive (or his legal representative or estate, if applicable) shall receive: (A) payment of (1) Executive’s Annual Base Salary and any accrued but unused vacation through the date of termination to the extent not theretofore paid and reimbursement for any unreimbursed business expenses incurred through the date of termination, payable within 30 days of the effective date of termination; (2) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) payable pursuant to, and at such times as provided for by, such deferred compensation plan, program or policy; and (3) any payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable at such times as provided for by such plan, program or grant (the payments and benefits described clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); (B) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company; and (C) payment on the next Annual Bonus payment date immediately following the end of the fiscal year of the effective date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company, of a pro rata share (determined on the basis of the number of days during which Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the Annual Bonus that would otherwise have been earned and be payable pursuant to Section 3(c) hereof had Executive continued to be employed by the Company on such Annual Bonus payment date.

(ii)                                  Cause or Resignation other than with Good Reason.  If Executive’s employment is terminated by the Company for Cause or Executive resigns without Good Reason, this Agreement shall terminate without further obligations to Executive other than for the payment of Accrued Obligations at the time or times described therefor in Section 4(f)(i).  If it is subsequently determined that the Company did not have Cause for termination hereof or that Executive had Good Reason for termination, then the decision to terminate shall be deemed to have been made under Section 4(c) or Section 4(d) hereof, respectively, and the amounts payable under Section 4(f)(iii) hereof shall be the only amounts Executive may receive on account of his termination.

(iii)                               Upon Change in Control Event, by the Company without Cause or for Good Reason.  If Executive’s employment terminates upon the occurrence of a Change in Control Event, the Company terminates Executive’s employment for any reason other than for Cause (but not including death or Disability) or Executive terminates his employment for Good Reason, this Agreement shall terminate without further obligations to Executive other than:

(A)                              payment of (1) Accrued Obligations at the time or times described therefor in Section 4(f)(i) and (2) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company;

(B)                                (1) upon a Change in Control Event, a severance payment equal to two (2) times the sum of (x) Executive’s Annual Base Salary and (y) the highest Annual Bonus amount earned by Executive for performance in the last three completed calendar years prior to the Change in Control Event for which bonuses have been paid or are payable (which Annual Bonus may be in the aggregate if Executive has earned more than one bonus payment for such calendar year), payable in a lump sum on the sixtieth (60th) day following the effective date of termination, provided, however, if the Change in Control Event occurs in 2010 or 2011, then the amount payable under this subparagraph (y) shall be based on Executive’s Target Bonus; or (2) upon a termination by Executive for Good Reason or by the Company other than for Cause (and that is not a Change in Control Event), a severance payment equal to two times Executive’s Annual Base Salary, payable in a lump sum on the sixtieth (60th) day following the effective date of termination;

(C)                                on the next Annual Bonus payment date immediately following the end of the fiscal year of the effective date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company, of the pro rata share (determined on the basis on the number of days during which Executive served the Company during the applicable fiscal year prior to the effective date of termination) of the Annual Bonus that would otherwise have been earned and be payable had Executive continued to be employed by the Company on such Annual Bonus payment date, subject in each case to standard withholdings and other authorized deductions; and

(D)                               monthly payments (or reimbursement to Executive) of the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or otherwise, if COBRA does not apply, for Executive and his spouse under the Company’s and RRI’s then existing medical, dental and prescription insurance plans for a period of eighteen (18) months, provided that Executive elects such continuing coverage in accordance with the requirements of each such plan (provided that during any period when Executive is eligible to receive such benefits under any employer-provided plan or through any government-sponsored program such as Medicare, the benefits provided under this clause (D) may be made secondary to those provided under such other plan);

provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 4(f)(iii) (other than payment of the Accrued Obligations), Executive shall execute and deliver to the Company and RRI a general release agreement substantially in the form attached hereto as Exhibit A within fifty (50) days of such termination and not revoke within the seven day revocation period thereafter, and all rights of Executive thereunder or under applicable law to rescind or revoke the release shall have expired; and provided, further, to the extent payment of any amount of the payments described in this Section 4(f)(iii) constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination of employment and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(iv)                              Exclusive Remedy.  Executive agrees that the payments contemplated by this Section 4(f) shall constitute the exclusive and sole remedy for any termination of his employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing contained in this Section 4(f)(iv) shall prevent Executive from otherwise challenging in a subsequent arbitration proceeding a determination by the Company that it was entitled to terminate Executive’s employment hereunder for Cause.

(v)                                 No Mitigation; No Offset.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer, except as provided in Section 4(f)(iii)(D).

(g)                                 Survival of Certain Obligations Following Termination.  Notwithstanding any other provision contained in this Agreement, the provisions in this Section 4, Sections 5 through 11 and 14 through 22 of this Agreement shall survive any termination of Executive’s employment hereunder (but shall be subject to Executive’s right to receive the payments and benefits provided under this Section 4).

5.                                       Confidential Information.  Except in the good-faith performance of his duties hereunder, Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by Executive while he was employed or associated with the Company or RRI or, if acquired following the termination of such association, such information which, to Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process.  Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with his association with the Company or RRI, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of such association.

6.                                       Covenant Not to Compete.  Executive agrees that, (i) for the period commencing on the Agreement Date and ending twelve (12) months after the date of termination of Executive’s employment, Executive shall not, in the Territory (hereinafter defined), directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, any business that competes with the Company and its subsidiaries in the casual dining restaurant business or (ii) for the period commencing on the Agreement Date and ending twenty-four (24) months after the date of termination of Executive’s employment, Executive shall not, in the Territory, directly or indirectly, either for himself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit his name to be used by, any of the following companies or restaurant concepts:  Chili’s, Applebees, TGI Fridays, Ruby Tuesday and any “fast casual” burger concept, including, without limitation, Smashburger, Five Guys, The Counter, Fuddruckers or Old School Burger (in the case of (i) or (ii), a “Competitive Activity”).  For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the NASD National Market (a “Public Company”).  “Territory” means North America and the territories of the United States in the Caribbean, including Puerto Rico.  Notwithstanding the foregoing, the provisions of this Section 6 shall not be violated by Executive providing services to a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries so long as such subsidiary, division or unit to which Executive provides services does not engage in the Competitive Activity.

7.                                       No Interference.  Except in the good faith performance of his duties hereunder, during the period commencing on the Agreement Date and ending two (2) years following the date of termination of Executive’s employment, Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (i) induce or attempt to induce any employee of the Company or RRI at the level of assistant store manager or higher to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof, (ii) hire any Person who was an employee of the Company or RRI at the level of assistant store manager or higher within twelve months after such Person’s employment with the Company or RRI was terminated for any reason or (iii) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI. Notwithstanding the foregoing, the provisions of this Section 7 shall not be violated by (a) general advertising or solicitation not specifically targeted at Company-related persons or entities, (b) Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates, or (c) actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter, does not serve as a reference and has not identified such Company-related person or entity for soliciting or hiring.

8.                                       Return of Documents.  In the event of the termination of Executive’s employment following the Agreement Date for any reason, Executive shall deliver to the Company all of (i) the property of the Company or any of its subsidiaries, and (ii) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.  Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.

9.                                       Reasonableness of Restrictions.  Executive agrees that the covenants set forth in Sections 5, 6, 7 and 8 are reasonable with respect to their duration, geographical area and scope.  In the event that any of the provisions of Sections 5, 6, 7 and 8 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.  In addition, any covenants pursuant to any equity award agreement or equity incentive plan, including without limitation, the Plan, that is greater in duration, geographical area and scope of the covenants set forth in Section 5, 6, 7 and 8 shall not apply to Executive and shall only apply to Executive to the extent such covenants are consistent with Sections 5, 6, 7 and 8 with respect to their duration, geographical area and scope.

10.                                 Injunctive Relief.  The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law.  Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.

11.                                 Extension of Restricted Periods.  In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the applicable restricted periods set forth herein shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the covenants contained herein.

12.                                 Stock Ownership Requirement.  While employed by the Company, Executive shall be expected to maintain ownership of common stock or stock equivalents having a value equal to approximately 3.5 times his Annual Base Salary in accordance with guidelines established by the Compensation Committee from time to time.  For purposes of these guidelines, stock ownership includes shares over which Executive has direct or indirect ownership or control. Stock equivalents for this purpose include vested restricted share units but do not include unvested restricted share units subject to a performance requirement.  Executive is expected to meet this ownership requirement within five years after the Effective Date.  In the event Executive is unable to meet the foregoing ownership requirements within five years of the Effective Date, Executive shall retain all net after tax profit shares following option exercise and/or the vesting of restricted stock units until Executive has satisfied the requirements set forth in this Section 12.  No additional liability shall apply to Executive if Executive fails to satisfy the stock ownership requirements set forth in this Section 12.

13.                                 Physical Exam.  Executive shall be required, on an annual basis, to undergo a physical examination and to send evidence that Executive has undergone such exam (but in no case the results of such exam) to the Chair of the Board.  The Company shall reimburse Executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by Executive’s health insurance plan.

14.                                 Definitions.  As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Cause” means with respect to the termination by the Company of Executive as an employee of the Company:

(i)                                     Executive’s continual, deliberate neglect in the performance of his material duties;

(ii)                                  Executive’s material failure to devote substantially all of his working time to the business of the Company and its subsidiaries (other than as expressly permitted in this Agreement)

(iii)                               Executive’s willful failure to follow the lawful directives of the Board in any material respect, provided, that such directives are consistent with this Agreement;

(iv)                              Executive’s engaging willfully in misconduct in connection with the performance of any of his duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries;

(v)                                 the violation by Executive, in any material respect, of any written policies, codes and standards of behavior and conduct generally applicable to employees of the Company or its subsidiaries;

(vi)                              Executive’s material breach of the provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Executive with the Company or any of its subsidiaries or other active disloyalty in a material manner to the Company or any of its subsidiaries;

(vii)                           Executive’s engaging in willful misconduct with respect to any material aspect of the business of the Company; or

(viii)                        The indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

provided, however, Executive will not be deemed to have been terminated for Cause in the case of clauses (i), (ii), (iv) and (v) above, unless any such failure or material breach is not fully corrected prior to the expiration of the ten (10) business day period following delivery to Executive of the Company’s written notice that specifies in detail of the alleged Cause event(s) and the Company’s intention to terminate his employment for Cause.

“Change in Control Event” means:

(i)                                     The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor shall not constitute a Change in Control Event;

(ii)                                  In the event the Board is a classified board, a majority of the individuals who serve in the same class of directors that constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of that class of directors, or in the event the Board is not a classified board, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)                              Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

provided, however, that any of the foregoing events shall constitute a Change in Control Event only if Executive’s employment with the Company as Chief Executive Officer is involuntarily terminated for a reason other than Cause or Executive voluntary terminates for Good Reason on or within twenty-four (24) months following such Change of Control Event.

“Disability” means the failure of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.

“Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (i) a material reduction in Executive’s Annual Base Salary (other than as permitted pursuant to Section 3) or target Annual Bonus opportunity; (ii) a relocation of the Company’s headquarters to a location more than fifty (50) miles from the location as provided in Section 2(b); (iii) any material breach by the Company of any provision of this Agreement or any material provision of any equity award agreement, including without limitation, the removal of Executive from the Board by the Company (other than for Cause), the failure by the Board to nominate Executive to serve on the Board as required by Section 2 hereof, a breach of Section 22(a) hereof or a material reduction in the authority granted under the Authorization Limits; (iv) Executive being required to report to another person other than the Board; or (v) a material diminution in Executive’s title, duties, or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); provided that Executive gives written notice to the Company of the existence of such a condition within 90 days of the initial existence of the condition and the Company has at least 30 days from the date when such notice is provided to cure the condition without being required to make payments due to termination for Good Reason.  No termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

15.                                 Arbitration.  Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute.  Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator unless such relief is terminated by a court of law or the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment.  The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  Each party shall bear his or its own legal costs, provided  that if the Arbitrator determines that the Company has acted in bad faith, then Executive shall be entitled to the reasonable attorneys’ fees and costs incurred by him in connection with resolution of the dispute in addition to any other relief granted.  Payments by the Company for Executive’s reasonable attorneys’ fees and costs, if applicable, shall be made within sixty (60) days following the date of the Arbitrator’s final non-appealable decision.

16.                                 Governing Law.  This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.  Each Participant shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute arising from or relating to the Plan; however the Company is not limited in seeking relief in those courts.

17.                                 Taxes.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.

18.                                 Section 409A Savings Clause.

(a)                                  It is the intention of the parties that compensation or benefits payable under this Agreement that are nonqualified deferred compensation under Section 409A of the Code not be subject to the additional tax imposed pursuant to Section 409A of the Code and that such payments comply with, or be exempt from Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder, accordingly, to the maximum extent permitted, and that this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation, including with respect to equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A  of the Code and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Section 409A of the Code through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A of the Code.  To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A of the Code.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if on the date of termination of Executive’s employment with the Company,

(i)                                     Executive would not have a separation from service within the meaning of Section 409A of the Code and the Treasury Regulations thereunder (“Separation From Service”), and as a result of such termination of employment would receive any payment that, absent the application of this Section 18(b)(i), would be subject to additional tax imposed pursuant to Section 409A of the Code, then such payment shall instead be payable on the date that is the earliest of (A) Executive’s Separation From Service, (B) the date Executive becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (C) Executive’s death, or (D) such other date as will not result in such payment being subject to such additional tax; and if

(ii)                                  Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Executive’s Separation From Service that, absent the application of this Section 18(b)(ii), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (A) 6 months after Executive’s Separation From Service, (B) Executive’s death, or (C) such other date as will not result in such payment being subject to such additional tax.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or the provision of in-kind benefits, except as otherwise permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

(d)                                 For purposes of Section 409A of the Code, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments and each payment made under this Agreement (and under any award of compensation, including of  equity compensation or benefits) shall be a separately identified or designated amount.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

19.                                 Entire Agreement.  This Agreement (including Exhibits) constitutes and contains the entire agreement and final understanding concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of their agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written Or oral, concerning the subject matter hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

20.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

21.                                 Excise Tax Payment.

(a)                                  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise)  (a “Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation under which such Payments provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  A comparison shall then be made between (A) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit; and (B) Executive’s Net After-Tax Benefit without application of the 4999 Limit.  If (B) exceeds (A) by $50,000 or more, then no limit on the Payments received by Executive under this Agreement shall be imposed by this Section 21.  Otherwise, the amount payable to Executive pursuant to this Agreement shall be reduced so that no such Payment is subject to the Excise Tax.  “Net After-Tax Benefit” shall mean the sum of (x) all payments that Executive receives or is entitled to receive from the Company that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.

(b)                                 All determinations required to be made under this Section 21, including whether and when a Payment is cut back pursuant to Section 21(a) and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Board and approved by Executive, which approval shall not be unreasonably withheld (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint (subject to Executive’s approval, which shall not be unreasonably withheld) another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)                                  If Payments to which Executive would otherwise be entitled are reduced such that no portion thereof is subject to the Excise Tax, then the reduction of the Payments shall be made by reducing the payments and benefits under the following sections of this Agreement in the following order: (1) the cancellation of acceleration of vesting of any equity awards for which the exercise price exceeds the then fair market value of the underlying equity, (2) from Section 4(f)(iii)(B), (3) from Section 4(f)(iii)(C), (4) from Section (4)(f)(iii)(D), and (5) the cancellation of vesting of any equity awards not covered in clause (1) above, provided, that such acceleration of vesting shall be cancelled in the reverse order of the date of vesting of such equity awards, that is, the accelerated vesting of equity awards that vest later shall be cancelled before equity awards that vest earlier, and provided, further, that to the extent permitted by Section 409A of the Code and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A of the Code or losing the benefit of the reduction under Sections 280G and 4999 of the Code, Executive may designate a different order of reduction.

22.                                 Miscellaneous.

(a)                                  No Assignments.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 22(a) hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may only assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

(b)                                 Indemnification.  The Company shall not amend its by-laws so as to limit Executive’s rights to indemnification from what currently exists without Executive’s prior written consent except as otherwise required by law.

(c)                                  Binding Effect.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

(d)                                 Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

If to the Company, to:

Red Robin Gourmet Burgers, Inc.
6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO  80111
Attention:  Chair of the Board of Directors and General Counsel
Facsimile No.:  303-846-6048

with a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado  80202
Attention: Ronald R. Levine, II
Facsimile No.:  303-893-1379

If to Executive, to:

Stephen E. Carley
c/o Red Robin Gourmet Burgers, Inc.
6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO  80111
Facsimile No.:  303-846-6048

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York  10036-8299
Attention: Michael S. Sirkin
Facsimile No.:  212-969-2900

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received.  If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

(e)                                  Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof

(f)                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(g)                                 Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

(h)                                 Savings Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Pattye Moore
Pattye Moore, Chair of the Board

EXECUTIVE:

/s/ Stephen E. Carley
Stephen E. Carley

STRICTLY CONFIDENTIAL

EXHIBIT A

GENERAL RELEASE

1.                                      Definitions.

I intend all words used by this Release to have their plain meanings in ordinary English.  These terms shall have the following meanings:

A.                                   I, me, my and Releasor mean me and anyone who has or obtains any legal rights or claims through me.

B.                                     Employer means:  (i) Red Robin Gourmet Burgers, Inc. and Red Robin International, Inc. (collectively, the “Company”), (ii) any company related to the Company in the past or present, (iii) limited to their capacities related to the Company, the past and present officers, directors, employees, shareholders, attorneys, agents and representatives of the Company, (iv) any present or past employee benefit plan sponsored by the Company and/or officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan, (v) and any person (limited to his or her capacity related to the Company) who acted on behalf of the Company on instruction from the Company.

C.                                     Employment Agreement means that certain Employment Agreement dated as of August 11, 2010, between me and the Company.

D.                                    My claims means all of my rights to any relief of any kind from the Employer, including but not limited to:

1.                                       All claims I now have, whether or not I now know about such claims, including all claims arising out of or relating to my past employment with Employer, the termination of that employment or statements or actions of the Employer including, but not limited to: breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866 and 1871; the Civil Rights Act of 1991; the Family and Medical Leave Act; the National Labor Relations Act; The Americans with Disabilities Act; COBRA; ERISA; the anti-discrimination laws of the state in which I reside and of any other state; the Wage Claim Act or corresponding statute of the state in which I reside; and/or any other federal, state or local statute, law, ordinance, regulation, order or principle of common law;

2.                                       All claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including, but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages for any alleged breach of contract, any tort claim and any alleged personal injury or emotional injury or damage; and

3.                                       All claims for attorneys’ fees (except as provided below);

but excluding (i) my rights to receive payments and benefits pursuant to Section 4(f)(iii) of my Employment Agreement; (ii) my rights to indemnification (including advancement of attorneys’ fees) and directors and officers liability insurance; (iii) my rights as a stockholder of the Company; (iii) my rights to any payment or benefit under any employee benefit plan, program or policy or equity incentive plan; and (iv) my rights to any vesting and exercise of any equity grant pursuant to the terms of such equity grant; and (v) any payment or reimbursement, including any tax gross-up payment, as provided for in the Employment Agreement.

2.                                      Agreement to Release My Claims.

In exchange for my right to receive payments and other benefits under Section 4(f)(iii) of my Employment Agreement, I agree to give up all My Claims against the Employer and give up all other actions, causes of action, claims or administrative complaints that I have against the Employer.  I will not bring any lawsuits or administrative claims against the Employer relating to the claims that I have released nor will I allow any lawsuits or claims to be brought or continued on my behalf or in my name.  The money and other consideration I receive pursuant to Section 4(f)(iii) of my Employment Agreement is a full and fair payment for the release of My Claims and the Employer does not owe me anything further for My Claims.  Separate from this agreement, I will also receive the Accrued Obligations (as defined in my Employment Agreement).  My rights to receive the other payments and benefits due under Section 4(f)(iii) of my Employment Agreement shall be effective only after receipt by the Employer of this Release, signed by me and properly notarized, and after the expiration of the seven (7) day revocation period mentioned in Section 5, below.  I understand that I will not receive any payments due me under Section 4(f)(iii) of my Employment Agreement (other than payment of the Accrued Obligations under clause (1) thereof) if I revoke or rescind this Release, and in any event, until after the seven (7) day revocation period has expired.

I further agree to reimburse the Employer for any cost; loss; expense, including reasonable attorneys’ fees; awards or judgments resulting from my failure to perform my obligations under this Release or from any misstatement or omission I have made in this Release; and

3.                                      Additional Agreement and Understandings.

Even though the Employer will pay me to settle and release My Claims, the Employer does not admit that it is legally obligated to me, and the Employer denies that it is responsible or legally obligated for My Claims or that it has engaged in any improper conduct or wrongdoing against me.

I have read this Release carefully and understand its terms.  I am hereby being advised by the Employer to consult with an attorney prior to signing this Release.  My decision to sign or not to sign this Release is my own voluntary decision made with full knowledge that the Employer has advised me to consult with an attorney.  In agreeing to sign this

Release, I have not relied on any statement or explanation of my rights or obligations made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making.  I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims accrued and date of my signature below.  I am legally able and entitled to receive the entire sum of money being paid to me by the Employer in settlement of My Claims.  I have not assigned or pledged any of My Claims or any portion of them to any third person.  I am a resident of the State of Colorado and have executed this Release within the State of Colorado.  I understand and agree that this Release contains all the agreements between the Employer and me relating to this settlement, and that it supersedes all prior negotiations and agreements relating to the subject matter hereof.

4.                                      Twenty-One Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release.  If I cannot make up my mind in that time, the Employer may or may not allow more time.  I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be my personal, voluntary decision to do so.

5.                                      Seven Day Period to Rescind the Release.

I understand that I may rescind (that is, cancel) this Release for any reason within seven (7) calendar days after I sign and deliver it to the Employer.  I understand that my notice rescinding this agreement must be in writing and hand-delivered or mailed to the Employer.  If mailed, my notice rescinding this agreement must be:

A.	Postmarked within seven (7) days after I sign and deliver this agreement to the Employer;

B.	Properly addressed to:	Red Robin Gourmet Burgers, Inc.
Red Robin International, Inc.
6312 South Fiddler’s Green Circle, Suite 200 North
Greenwood Village, CO 80111
Attention: Chief Legal Officer

and

C.	Sent by certified mail, return receipt requested, postage pre-paid.

6.                                      Mutual Non-Disparagement.

For three (3) years, (i) I agree that I will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that is intended to disparage, either professionally or personally, the Company or its parents, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors and officers, agents, attorneys, and employees and (ii) the Company agrees that the Company and its subsidiaries and its directors and senior executives will not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that is intended to disparage, either professionally or personally, me or my professional reputation.  Nothing herein shall prohibit any party (1) from disclosing that I am no longer employed by the Company; (2) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (3) from making traditional competitive statements in the course of promoting a competing business (other than in violation of Sections 5 or 6 of the Employment Agreement); or (4) from making a good faith rebuttal of the other party’s untrue or misleading statement.

7.                                      Survival of Certain Provisions of Employment Agreement.

Sections 5 through 22 (excluding Sections 12 and 13) of the Employment Agreement shall survive the termination of my employment and are incorporated herein by reference as if fully set forth.

8.                                      Choice of Law.

This Release shall be deemed to have been executed and delivered within the State of Colorado, and my rights and obligations and the rights and obligations of the Employer hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

9.                                      Arbitration.

Any dispute or controversy arising out of interpretation or enforcement of this Release shall be resolved pursuant to the terms set forth in Section 15 of the Employment Agreement.

10.                               Severability.

If any provision of this Release is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Release shall be construed and enforced as if such invalid provisions never had been inserted in the Release.

RELEASOR

Stephen E. Carley
Date:

STATE OF	)
COUNTY OF	) ss:

Subscribed and sworn to me a Notary Public in and for the state of                                          by                                          this                      day of                                         , 20    .

Notary Public in and for the State of
My commission expires:

AGREED AND ACCEPTED FOR EMPLOYER:

RED ROBIN GOURMET BURGERS, INC.
RED ROBIN INTERNATIONAL, INC.

By:
Title:
Date: